UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2022

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	RBCN	The Nasdaq Stock Market LLC
Preferred Share Purchase Right

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2022, Janel Corporation (the “Purchaser”) completed its tender offer (the “Offer”) to acquire up to 1,108,000 shares of Rubicon Technology, Inc.’s (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), at a price per share of $20.00 (the “Acquisition”). According to American Stock Transfer (“AST”), the depositary for the Offer, a total of 2,202,283 shares of Common Stock, including 96,360 shares tendered in accordance with the guaranteed delivery procedures (the “Tendered Shares”), were tendered and not validly withdrawn prior to the expiration of the Offer, representing approximately 89.42% of the shares of the Common Stock outstanding as of August 19, 2022 on a fully diluted basis. Purchaser has accepted the Tendered Shares for purchase in accordance with the terms of the Offer on a pro-rata basis to limit its purchase to 1,108,000 Tendered Shares, representing 44.99% of the Common Stock outstanding as of August 19, 2022 on a fully diluted basis. The Offer was made pursuant to the terms and conditions set forth in a Stock Purchase and Sale Agreement, dated as of July 1, 2022 (the “Sale Agreement”) between the Company and the Purchaser.

In accordance with the Sale Agreement, as of the closing of the Offer, effective immediately, Jefferson Gramm and Susan Westphal resigned from the Board of Directors of the Company (the “Board”) and the committees of the Board that they served on. At the time of their resignation, Mr. Gramm and Ms. Westphal both served on the Audit, Compensation and Nominating and Governance Committees. Neither of the resigning directors was removed from the Board due to disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Copies of Mr. Gramm’s and Ms. Westphal’s letters of resignation are attached as Exhibits 17.1 and 17.2 hereto and incorporated herein by reference. In accordance with the Sale Agreement, two designees of Purchaser became directors of the Company.

As of August 19, 2022, Darren Seirer and John Eidinger each assumed the role of director of the Company.

Darren Seirer, 48, was appointed as a Class III director whose current term will expire at the Company’s 2022 annual meeting of stockholders. Mr. Seirer is a private investor and serves as an advisor to Janel Corporation. Mr. Seirer was previously a principal and portfolio manager at Select Equity Group, L.P. Mr. Seirer holds a BA in Economics from Columbia University. Mr. Seirer’s qualifications to serve on the Board of the Company include his extensive experience in finance and acquisitions.

John Eidinger, 42, was appointed as a Class I director whose current term will expire at the Company’s 2023 annual meeting of stockholders. Mr. Eidinger serves in business development at Janel Corporation. Mr. Eidinger was previously an associate portfolio manager for Select Equity Group. L.P. from 2011 to 2017. From 2007 to 2011, Mr. Eidinger served as an analyst and principal at Blum Capital Partners. From 2002 to 2007, Mr. Eidinger served as an analyst and associate at Merrill Lynch. Mr. Eidinger holds BS degrees in Finance and Economics from New York University. Mr. Eidinger’s qualifications to serve on the Board of the Company include his extensive experience in finance and acquisitions.

Messrs. Seirer and Eidinger have not been involved in any related party transaction within the meaning of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended and required to be disclosed herein.

At the time each of Darren Seirer and John Eidinger assumed the role of director, the Board had not determined the Board committees, if any, on which Mr. Seirer or Mr. Eidinger would serve. Michael E. Mikolajczyk and Timothy E. Brog, who were directors of the Company prior to the closing of the Offer, remain as directors of the Company.

The foregoing description of certain provisions of the Sale Agreement is qualified in its entirety by reference to the Sale Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on July 5, 2022.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
17.1	Letter of Resignation from Jefferson Gramm.

17.2	Letter of Resignation from Susan Westphal.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: August 22, 2022	By:	/s/ Timothy E. Brog
	Name:	Timothy E. Brog
	Title:	Chief Executive Officer, President and Acting Chief Financial Officer

EXHIBIT INDEX

No.	Description
17.1**	Letter of Resignation from Jefferson Gramm.
17.2**	Letter of Resignation from Susan Westphal.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

**	Furnished herewith.

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